EXHIBIT 10.39

LICENSE AGREEMENT

This License Agreement (“Agreement”) is entered into effective as of September 28, 2016 (the “Effective Date”), by and between Munzee Inc. (“Licensor”), a Delaware corporation with its principal offices located at 111 E. Virginia Street, McKinney, Texas 75069, and Freeze Tag, Inc., a Delaware corporation (“Licensee”) with its principal offices located at 18062 Irvine Blvd. Suite 103, Tustin, CA 92780.

RECITALS

A. Licensor is the creator and copyright owner of the “Munzee Software” and “Munzee Services” which are described as certain mobile device software applications (the "Munzee Software"), websites, feeds and applications for third-party Web sites and services, and any other data used or collected, mobile, web services, or applications owned, controlled, or offered by Licensor (collectively, the "Munzee Services") that enable a location-based scavenger hunt game through the use of QR codes (physical or virtual) or by other means.

B. Licensee desires to license non-exclusive rights to develop and publish game programs (“Games”) which contain Munzee Software and/or Munzee Services created and owned by Licensor, and to sublicense and distribute the Games through its own distribution channels and partner distribution channels.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions.

1.1 “Confidential Information” means all nonpublic information, whether in oral, written or other tangible form that the party disclosing the information (the “Disclosing Party”) designates as being confidential or which, under the circumstances surrounding disclosure, the receiving party (the “Recipient”) knows or has reason to know should be treated as confidential, including without limitation, the terms and conditions of this Agreement, the sales techniques of Licensee, End User information, memoranda, corporate documents, price lists, pricing structures, and software structure and code which is provided by a party. In the event Confidential Information is transmitted orally the Disclosing Party shall provide written confirmation of such disclosure’s confidentiality to the other party within thirty (30) business days after disclosing such information. Notwithstanding the foregoing, Confidential Information does not include information that: (i) is or becomes generally available to the public, other than (a) as a result of a disclosure by Recipient or its employees or any other person who directly or indirectly receives such information from Recipient or its employees, or (b) in violation of a confidentiality obligation to Disclosing Party known to Recipient; (ii) as a result of the information becoming available to Recipient on a non-confidential basis from a source which is entitled to disclose it to Recipient; or (iii) as a result of the efforts or developments by employees or agents of the Recipient independently of and without reference to any information communicated to Recipient by the Disclosing Party.

1.1.1 Both parties are subject to the terms and conditions set forth in a Mutual Non Disclosure Agreement signed by both parties August 5, 2016.

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1.2 “End User” means a third party licensed directly or indirectly to use the Games for the End User’s customary personal use purposes and not for redistribution.

1.3 “Fiscal quarter” means a three-month period aligned with the calendar months, with the First Fiscal Quarter being January 1 to March 31, the Second Fiscal Quarter being April 1 to June 30, the Third Fiscal Quarter being July 1 to September 30, and the Fourth Fiscal Quarter being October 1 to December 31.

1.4 “Game(s)” means mobile (smartphone and tablets) videogames (software) for the iOS (Apple) and Android (Google) platforms developed by Licensee subject to the terms of this License Agreement.

1.5 “Intellectual Property Rights” means copyrights, trademark rights, patent rights, trade secret rights, moral rights, rights of publicity, authors’ rights, contract and licensing rights, goodwill and all other intellectual property rights as may exist now and/or hereafter come into existence and all applications, registrations, renewals and extensions thereof, regardless of whether such rights arise under the law of the United States or any other state, country or jurisdiction.

1.6 “Licensed Work” means the Munzee Software and Munzee Services made the subject of this Agreement by Exhibit A.

1.7 “Licensee Software” means any software generated by Licensee for the development of the Game including all source code, tools, routines, libraries, etc. and any software (whether owned by a third party or by Licensee) added to the Games by Licensee for the purpose of protecting the Games (Digital Rights Management) or for processing billing payments.

1.8 “Sell,” “sale” and “sold” means the sale or download of a license to use the Game(s) even if the end user did not pay for the initial download.

1.9 “Net Revenue” means the total amount of all monies actually received by Licensee from sale of the Games to End Users, less any applicable returns or refunds, as well as all monies actually received by Licensee from in-app purchases, ad revenue, or any other source of revenue actually received by Licensee for the exploitation of the Game(s) based on the Licensed Work.

2. Licenses.

2.1 Licensed Work. Licensor hereby grants to Licensee a worldwide, non-exclusive royalty-free license in and to the Licensed Work in all versions (trial version, full version, or other port for the iOS and Android platforms), through Licensee’s own distribution channels and distributors during the Term of this Agreement.

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3. Licensee’s Obligations.

3.1 Licensee shall comply with all applicable laws and regulations with respect to its performance under this Agreement. Licensee shall be solely responsible for the protection of the privacy of all End User information collected by it in connection with this Agreement, and with the compliance with all applicable privacy policies.

4. Royalties. Royalties and payment terms are defined in Exhibit B.

5. Territory. The Territory shall be worldwide.

6. Taxes. Licensee agrees to pay, and indemnify and hold Licensor harmless from, any withholding or similar tax or duty which Licensee may incur in respect of this Agreement, including without limitation any sales tax, VAT, and any other applicable transaction taxes, if any, that Licensee may be responsible for as a result of Licensee's distribution of the Games.

7. Audits. Licensee shall maintain reasonable records with respect to payments due to Licensor hereunder for a period of two (2) years following termination of the Agreement. Licensor may, no more than once each calendar year during the term of this Agreement and for two (2) years following the termination of this Agreement, upon two (2) weeks’ notice, during regular business hours, itself or through its representatives (the “Auditor”) conduct an audit of such records for the sole purpose of verifying the payments made to Licensor hereunder; provided, however, that Licensor shall be solely responsible for all costs and expenses of conducting any such audit. The Auditor shall be required to sign Licensee’s standard confidentiality agreement. Licensor acknowledges that Licensee’s records and reports and the results of any audit contain the confidential trade information of Licensee, and Licensor warrants and represents that Licensor shall not use or communicate to others any facts or information obtained as a result of an audit permitted under this Agreement except to prosecute a claim for payment. Licensee shall reimburse Licensor the cost of any such audit or inspection if it establishes an underpayment to Licensor in excess of five percent (5%) of the amounts due to Licensors for the period subject to audit or inspection. Any underpayment shall be paid by Licensee within thirty (30) days of discovery, plus accrued interest of one percent (1%) per month.

8. Permission to Use Licensor’s Name. Licensor shall permit Licensee to use Licensor’s name in advertising and promotional copy intended to promote the sale of the Game(s) which incorporate the Munzee Software and Munzee Services.

9. Competition Notification: Licensor agrees to provide immediate notification to Licensee if essentially similar rights of the Munzee Software and Munzee Services are granted to a third party for use in any type of videogame or similar competitive software product after the effective date and during the full term of this Agreement.

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10. Marketing Support/Press Releases.

10.1 Marketing Support. Licensee agrees that it will use commercially reasonable efforts to promote the Games through its own website, and its distribution channels and distributors. Licensor agrees that it will provide Licensee with any distribution lists, namely email addresses, or other materials or means by which Licensee’s end product can be promoted to its customers. Subject to 10.2 below, the parties shall mutually agree on the content and timing of any press release regarding this Agreement and the parties’ relationship.

10.2 Press Releases. Neither Licensee nor Licensor shall make any public announcement, except as they may mutually agree, as to the existence and details of the matters set forth in this Agreement (other than to employees, consultants, shareholders or as required by such parties’ disclosure obligations under the securities laws or regulations of the United States or any state thereof).

11. Proprietary Rights.

11.1 Ownership. Licensee acknowledges that Licensor owns and/or controls the rights in and to the Licensed Work and copyrights worldwide in both the US and EU, and that Licensee has no rights therein, other than as expressly provided for herein. All right, title and interest in and to the Licensor’s Copyrights shall at all times remain with Licensor or its respective owners. All rights pertaining to the licensed works not expressly granted herein are hereby reserved to Licensor.

11.2 Ownership. Licensor acknowledges that Licensee is the owner of all Licensee materials including but not limited to game design documents, documentation, source code, graphics, text, sounds, videos, characters, logos, or other creative elements (excluding the Licensed Works) and Licensee Software used in connection with the development of and/or incorporated in the Games. Subject to Licensor’s rights as set forth herein, Licensee shall own copyrights and trademarks in and to the Games and all Licensee Software.

11.3 End User Licensing. The End Users’ use of the Games will be governed by and subject to an End User license agreement (EULA) which will be provided by Licensee or Licensee’s distribution partners and distributed to End Users with each copy of the Games

11.4 Copyright and Trademark Notices. Licensee shall cause to be listed in all Games or portions of the Game that incorporate the Licensor’s works of art into the Game, the following copyright notice (most likely included in the credits section): Copyright 20xx Munzee Inc. Licensee shall cause to be listed in all Games or portions of the Game that incorporate the Licensor’s registered trademarks proper trademark notice by use of ®, ™, or as appropriate.

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12. Representations and Warranties.

12.1 Power and Authority. Each party warrants and represents that:

12.1.1 such party possesses full power and authority to enter into this Agreement and to fulfill its obligations hereunder; and

12.1.2 the performance of the terms of this Agreement and of such party’s obligations hereunder shall not breach any separate agreement by which such party is bound.

12.2 Licensee Warranties. Licensee warrants that the Licensee Software created in the development of the Games or that will be bundled with or attached to the Games as used by Licensee and the End Users as contemplated herein does not and will not infringe the Intellectual Property Rights of any third party.

12.3 Licensor Intellectual Property Rights. Licensor confirms that it owns the right, title and interest in and to the Licensed Work, and they: (i) do not, to the best of Licensor’s knowledge, infringe the Intellectual Property Rights of any third party; and (ii) are free and clear of any claims, liens, security interests, encumbrances, or judgments that may jeopardize Licensor’s rights in and to the License Work.

12.4 Disclaimer. THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, AND EXCEPT FOR THE EXPRESS WARRANTIES OR CONDITIONS STATED IN THIS AGREEMENT, LICENSOR AND LICENSEE MAKE NO ADDITIONAL WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED. IN PARTICULAR, ANY AND ALL WARRANTIES AND CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

13. Confidentiality. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Recipient (as defined in Section 1.1) shall, at all times, both during the Term of this Agreement and thereafter keep in confidence and trust all of the Disclosing Party’s (as defined in Section 1.1) Confidential Information received by it. The Recipient shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the Terms of this Agreement. The Recipient shall take reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party’s Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons, but in no event will the Recipient use less care than it would in connection with its own Confidential Information of like kind. The Recipient shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, attorneys and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements which protect the Confidential Information of the Disclosing Party sufficient to enable the Recipient to comply with this Section 6. Nothing in this Agreement shall prevent the Recipient from disclosing Confidential Information to the extent the Recipient is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Recipient shall (i) assert the confidential nature of the Confidential Information to the agency; (ii) immediately notify the Disclosing Party in writing of the agency’s order or request to disclose; and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

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Notwithstanding the foregoing, a party shall have no obligation to treat as confidential, information and material which (i) was in its possession or known by such party at the time of disclosure without an obligation to maintain its confidentiality prior to its receipt; (ii) is or becomes known to the public without violation of this Confidentiality Agreement; (iii) is disclosed lawfully to such party by a third party who, to the best of such party’s knowledge, has the right to disclose it without an obligation of confidentiality; (iv) is independently developed by such party; (v) is approved in writing by the other party for disclosure; or (vi) is required to be disclosed by law or court order, provided that prior written notice of such required disclosure and an opportunity to oppose or limit disclosure is given to the other party.

14. WAIVER OF CONSEQUENTIAL DAMAGES. EXCEPT FOR BREACHES OF SECTION 13 (“CONFIDENTIALITY”) OR OBLIGATIONS ARISING UNDER SECTION 16 (“INDEMNIFICATION”) AND 11 (“PROPRIETARY RIGHTS”), NEITHER PARTY SHALL HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR LIABILITIES OF ANY KIND OR FOR LOSS OF REVENUE, LOSS OF BUSINESS OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF A PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES AGREE THAT THESE LIMITATIONS SHALL APPLY EVEN IF ANY LIMITED REMEDY SPECIFIED HEREIN IS FOUND TO HAVE FAILED OF ITS ESSENTIAL PURPOSE.

15. Term and Termination.

15.1 Term. This Agreement is effective as of the Effective Date and will continue for an initial term of three (3) years, and shall automatically renew for successive one (1) year terms unless earlier terminated as set forth below, or with written notice by either party at least sixty (60) days prior to the expiration of the then current term.

15.2 Termination Occurrences. Upon the occurrence of any of the following events, either party may terminate this Agreement effective immediately upon written notice to the other, except as otherwise specified herein.

15.2.1 The other party: (i) shall be or become insolvent, or is not generally paying its debts as such debts become due; (ii) makes any general assignment for the benefit of creditors; or (iii) becomes involved in a receivership, reorganization or any other similar proceeding for the relief of debtors.

15.2.2 The other party shall fail to perform properly any of the material terms and conditions herein contained or breaches any material term herein contained and such failure to perform or such breach has not been satisfactorily remedied within fifteen (15) business days after written notice by the non-breaching party in accordance with paragraph 17.1 of this Agreement.

15.2.3 The parties mutually agree to terminate this Agreement at any time.

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15.3 Obligations upon Termination.

15.3.1 Confidential Information. Upon the expiration or earlier termination of the Agreement, the Receiving Party shall, within fifteen (15) business days of any termination or expiration of this Agreement, return to the Disclosing Party or destroy all full or partial copies, in whatever media, of any and all Confidential Information in the Receiving Party’s possession which had been furnished to the Receiving Party by the Disclosing Party pursuant to this Agreement, and the Receiving Party shall warrant in writing to the Disclosing Party within thirty (30) days after termination or expiration that all such Confidential Information has been returned to the Disclosing Party or destroyed.

15.3.2 Survival. The parties agree that their respective rights, obligations and duties under the provisions of this Agreement which by their nature require performance following termination or expiration of this Agreement shall survive such termination or expiration.

16. Indemnification

16.1 Indemnification by Licensor. Licensor shall, at its own expense, indemnify, hold harmless and, at Licensee’s option and request, defend Licensee and its officers, directors, employees or others acting on its behalf from any third party claims, suits, losses, liabilities, damages, court judgments or awards and the associated costs and expenses (including reasonable attorneys’ fees), incurred because of (a) a breach of any material provision of this Agreement by Licensor; (b) a breach of any material representation or warranty made by Licensor with respect to the Licensed Work as set forth in this Agreement; or (c) the gross negligence or intentional misconduct on the part of the Licensor or representatives of Licensor. Should the use of the Licensed Work by Licensee or its customers be enjoined, or in the event Licensor wishes to minimize its potential liability hereunder, Licensor may, at Licensee’s option, either: (i) modify the infringing use of the Licensed Work so that it no longer infringes but remains functionally equivalent; (ii) obtain for Licensee or its customers, at Licensor’s expense, the right to continue use of the Licensed Work. If none of the foregoing remedies is available on commercially reasonable terms, Licensor may cancel the applicable license and refund the royalties paid for such license pursuant to this Agreement on a pro-rata basis based on a three year useful life.

16.2 Indemnification by Licensee. Licensee shall, at its expense, indemnify, hold harmless and, at Licensor’s option and request, defend Licensor and its officers, directors, agents, employees or others acting on its behalf from any third party claims, suits, losses, liabilities, damages, court judgments or awards and the associated costs and expenses (including attorneys’ fees) arising (a) out of or resulting from any breach of any material provision of this Agreement by Licensee; (b) out of or resulting from the breach of any material representations or warranties made by Licensee with respect to the Games, or (c) as a result of the negligence or intentional misconduct on the part of Licensee or representatives of Licensee.

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17. Miscellaneous.

17.1 Notices.All notices and communications hereunder are required to be sent to the email address or physical address below by: (i) email with confirmation of acceptance, (ii) personal or courier delivery with written proof of acceptance or (iii)  by commercial delivery service utilizing same or next day delivery. All notices so given shall be deemed received upon the the date shown on written proof of receipt.

If to Licensor:	Company:	Munzee Inc.
	Address:	111 East Virginia Street
McKinney, TX 75069

	Attention:	Robert Vardeman
	Phone:	PHONE NUMBER HERE
	Email:	EMAIL INFO HERE

If to Licensee:	Company:	Freeze Tag, Inc.
	Address:	18062 Irvine Blvd, Suite 103
Tustin, CA 92780

	Attention:	Craig Holland
	Email:	legal@freezetag.com

17.2 Amendment; Waiver. This Agreement may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

17.3 Severability. If any provision of this Agreement (or any other agreement incorporated herein) is held by a court of competent jurisdiction to be invalid or unenforceable for any reason, the remainder of the provision shall be amended to achieve as closely as possible the economic effect of the original term and all other provisions shall continue in full force and effect.

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17.4 Governing Law. This Agreement shall be governed by and construed under the laws of the United States and the State of California. All disputes relating to this Agreement shall be subject to the exclusive jurisdiction of state and federal courts located in Orange County, California, and the parties hereby submit to the jurisdiction of such courts, agree to accept service of process by certified mail, and hereby waive any jurisdictional or venue defenses otherwise available to it. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

17.5 Force Majeure. Neither party will be liable for any failure or delay in performance under this Agreement (other than payment) due to fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, war, insurrection, riot, act of God or the public enemy, law, act, order, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement) or any other event beyond the reasonable control of the party whose performance is to be excused.

17.6 Relationship of the Parties. The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment, or franchise between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf.

17.7 Allocation of Risk. The sections on limitation of liability, warranties and disclaimer of warranties allocate the risks in the Agreement between the parties. This allocation is an essential element of the basis of the bargain between the parties.

17.8 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

17.9 Attorneys’ Fees. In the event that any suit or other action is instituted to enforce or interpret this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees, including those incurred on appeal.

17.10 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

17.11 Entire Agreement. This Agreement, including all Exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below effective as of the Effective Date.

Licensee: Freeze Tag, Inc.	Licensor: Munzee

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

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Exhibit A – Licensed Works Owned by Licensor

Below is a listing of the Licensed Work created and owned by the Licensor and licensed under this Agreement to the Licensee:

Licensed Works:

1. Geographic coordinates and associated data:

INFORMATION ON SHARED DATABASE HERE

2. Services:

As the Games gain popularity, and players begin adding their own “new” locations to the Games, these new locations will be monitored, approved, and stored in the Licensor database.

Licensor personnel will be responsible for this process of adding new locations to the Licensor database.

Licensor will assist Licensee in an advisor/contractor role for each Game, with the actual number of hours spent kept to a minimum and mutually agreed upon by Licensor and Licensee.

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Exhibit B – Royalties and Service Fees

Royalty:

Licensee shall pay Licensor REV SHARE % HERE of Licensee’s Net Revenue as defined in the Agreement.

Fee for Services:

In addition to the Royalty Payments due to Licensor, Licensee also agrees to compensate Licensor at such time as Licensor incurs costs related to the monitoring, approval and storing of new location data provided by players of the Games in the Licensor database. At such time as these services are required, Licensee and Licensor agree to negotiate in good faith a fair monthly fee to Licensor for these services.

Payment Terms and Reports:

Licensee shall make payments of royalties to Licensor on a quarterly basis with such payments to be made within thirty (30) days after the end of each fiscal quarter. Such payments shall be accompanied by a written statement summarizing the generation of such payments with the following information:

a. Territories (e.g. Europe, North America, etc.)

b. Amount due Licensor by Game title and totals (“Royalty Report”).

Where applicable, the Royalty Report shall also contain the number of units sold at each price point by game title.

Payments shall be made via wire transfer and Royalty Reports shall be sent to Licensor in accordance with the Notice provisions of the Agreement at paragraph 17.1. As instructed by Licensor, payment information is as follows:

Licensor:_____________________________________________________________

Licensor bank name: ____________________________________________________

Licensor bank routing/SWIFT number: ______________________________________

Licensor bank account number:____________________________________________

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